August 7, 2009

Re: Federal Home Loan Bank of Seattle Capital Classification

Dear Seattle Bank Members,

Under the Federal Housing Finance Agency (Finance Agency) rule, Capital Classifications and Prompt Corrective Action, the Director of the Finance Agency is required to determine the capital classification for each Federal Home Loan Bank at least once each quarter. On May 27, we received a notification from the Finance Agency, indicating its preliminary determination that the Seattle Bank would be classified as "undercapitalized." On August 3, we received the Finance Agency's confirmation of this determination, citing the bank's risk-based capital deficiency and other factors related to the market values of our mortgage-backed securities investments as the basis for the final determination.

The Finance Agency's rule defines four capital classifications for a Federal Home Loan Bank: adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, and it requires several restrictions for an FHLBank that is not in the top category. Because the Seattle Bank is classified as undercapitalized, we may not pay dividends or redeem or repurchase capital stock-actions we have already taken to support our capital position. We are also subject to certain growth restrictions, and we must submit a capital restoration plan to the Finance Agency within 15 business days of our receipt of the final notification.

Rest assured that obtaining a classification of "adequately capitalized" is a top priority for the bank. As always, we remain focused on meeting your liquidity and funding needs in this still uncertain time for our industry. Please feel free to contact me or any member of the senior management team or your Seattle Bank relationship manager with any questions or concerns you may have.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and CEO

The information contained herein contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), accounting adjustments or requirements (including changes in accounting rules and guidance and assumptions used in our financial models), regulatory and legislative actions and approvals (including those of the Finance Agency), the Seattle Bank's ability to meet adequate capital levels, business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's 2008 annual report on Form 10-K filed with the SEC, which is available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.